Mentor Corporation                                                          Coffin Communications Group
201 Mentor Drive                                                                 15300 Ventura Blvd., Suite 303
Santa Barbara, CA 93111                                                     Sherman Oaks, CA 91403
(805) 879-6082                                                                   (818) 789-0100

Contact:  Christopher J. Conway, Chairman & CEO               Contact:  William F. Coffin, President

MENTOR CORPORATION REPORTS
FISCAL YEAR 2004 THIRD QUARTER FINANCIAL RESULTS

SANTA BARBARA, California, January 27, 2004 - Mentor Corporation (NYSE: MNT) today announced operating results for its third fiscal quarter ended December 31, 2003.

Sales for the quarter were $106.5 million compared to $94.0 million last year, an increase of 13 percent over third quarter last year and a record sales quarter.

Net income was $12.5 million and $0.26 per share compared to $13.0 million and $0.27 per share for the third quarter last year, a net income decrease of 3.4 percent.

Sales for the nine-month year-to-date were $304.9 million, an increase of 8 percent over the similar period last year.  Net income for the nine-month period was $39.8 million, or $0.82 a share, compared to $42.2 million and $0.87 a share last year.

Aesthetic surgery sales for the third quarter increased 24 percent over the similar quarter last year, to $54.8 million.  Breast implant sales grew 23 percent, and body-contouring (liposuction) products grew 36 percent.

Sales of Women's Health products grew 55 percent, driven by sales of the new ObTapeTM implant for stress incontinence that was introduced into the U.S. in September 2003.  That increase was offset by lower brachytherapy sales, resulting in total surgical urology sales of $26.5 million, a 3 percent decrease from the prior year.

Sales of clinical and consumer disposable incontinence products were $25.2 million for the quarter, an increase of 11 percent.

Foreign currency exchange rates accounted for about $5.5 million of the overall sales increase for the quarter, and $15 million for the nine-month year-to-date.

"We are especially pleased with the very strong sales performance in aesthetic surgery," said Chris Conway, Chairman and CEO of Mentor.  "We continue to be the market leader in this fast growing medical specialty.

"We are also extremely pleased with the growth in Women's Health sales," Conway said.  "The ObTapeTM implant provides a better solution to stress incontinence than previous methods and we believe it has great potential."

Manufacturing margins for the quarter improved over the prior year, contributing a gross profit increase of 18 percent.  However, higher selling, administrative, and R&D expenses limited the operating income increase to 2 percent.

Selling and administrative expenses increased by 26 percent over the prior year, due largely to the additional costs of operations acquired during the past year and currency exchange rates.

"We are pleased with the operating results for this quarter," said Conway.  "And we are excited about the other favorable developments during the quarter that are significant for Mentor's future growth."

In October, Mentor acquired Inform Solutions, Inc., the leading provider of revenue enhancing services to plastic surgeons.  "This acquisition reinforces our leadership position in plastic surgery," Conway said.  "It contributed to our very strong sales performance in aesthetic surgery this quarter.  We are more valuable partners to our customers when we help them to grow."

Another significant development during the quarter was the agreement with the Wisconsin Alumni Research Foundation (WARF) which gives Mentor the exclusive manufacturing and marketing rights to proprietary botulinum technology developed at the University of Wisconsin-Madison.

"Mentor now has a dedicated manufacturing facility in Madison for botulinum neurotoxins," said Conway.  "We have a next generation product, Puretox®, which is considerably purer than currently available toxins.  This is a major opportunity for Mentor.  Botulinum toxin injections are the fastest growing cosmetic procedure today at more than 1.5 million procedures a year."

In August, Mentor acquired A-Life, Inc., manufacturer of a proprietary cross-linked hyaluronic acid dermal filler, Hyalite®.  "With Puretox and Hyalite, we have the most advanced products for the facial aesthetics market," Conway said.  "Both of them will begin clinical studies for cosmetic applications in the year ahead, and we are confident of ultimate success. Our aesthetic surgery sales force is eager to launch these superior new products."

In December, Mentor filed the clinical module of its Pre Market Approval Application (PMA) seeking approval of Mentor Silicone Gel Filled Breast Implants with the U.S. Food and Drug Administration (FDA).  "We were pleased with the data we submitted in our application," Conway said.  "However, on January 8th the FDA issued some new guidelines which will require additional information.  While some of this information will take time to acquire, we are confident that we can provide it and that the scientific data will support the safety and efficacy of Mentor products."

Research and Development expenses increased by 24 percent over the prior year, but were lower than for the two preceding quarters.  Part of the increase is related to the breast implant PMA filed in December.  Activity is increasing on other projects, including Hyalite® hyaluronic acid dermal filler and Mentor's Puretox® botulinum toxin, both of which are expected to begin U.S. clinical trials this year.  Because of these and other clinical trials Research and Development expenses are likely to increase in the year ahead.

In December, Mentor announced the expansion of its senior management team with the appointment of Joshua Levine as President and Chief Operating Officer and Adel Michael as Vice Chairman as well as Chief Financial Officer.  This team has now begun the process of consolidating and aligning manufacturing and sales operations within Mentor and its various subsidiaries that have been acquired during the past several years.  This realignment process is expected to result in more effective selling efforts, along with annual cost savings of several million dollars.

Also in December, Mentor completed the sale of $150 million of convertible subordinated notes.  The company intends to use a portion of the proceeds of the offering to repurchase shares of its common stock from the open market.  The company did repurchase 2.7 million shares during the quarter.  Mentor may also use a portion of the proceeds for the acquisition of businesses, products, product rights or technologies.

"Our financial position continues to be strong," Conway said.  "We are paying a significant dividend at an annual rate of $0.60 per share, one of the highest in our sector.  We have an exciting pipeline of new products and the resources to support further growth.  We are looking forward to an exciting year ahead."

Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-6713 [pass code: 6066068] 6:00 p.m. ET today until Midnight ET, February 11, 2004.  You may also listen to the live webcast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com Investor Relations site under "Conference Calls."

MENTOR CORPORATION CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)
	Three months ended December 31,		Nine months ended December 31,
	2003	2002	2003	2002

Net Sales	$ 106,502	$ 94,039	$ 304,871	$ 281,302

Cost of sales	40,461	38,167	115,395	114,081
Gross Profit	66,041	55,872	189,476	167,221

Selling, general and administrative expense	40,627	32,194	110,205	94,236
Research and development	7,216	5,799	22,470	16,538
	47,843	37,993	132,675	110,774

Operating Income	18,198	17,879	56,801	56,447

Interest (expense)	(371)	(245)	(681)	(782)
Interest income	394	599	1,113	1,831
Other income (expense)	182	526	1,107	1,731

Income before income taxes	18,403	18,759	58,340	59,227

Income taxes	5,863	5,777	18,529	16,990

Net income	$ 12,540	$ 12,982	$ 39,811	$ 42,237

Earnings per share
Basic earnings per share	$ 0.27	$ 0.28	$ 0.86	$ 0.90
Diluted earnings per share	$ 0.26	$ 0.27	$ 0.82	$ 0.87
Dividends per share	$ 0.15	$ 0.02	$ 0.32	$ 0.05

Weighted average shares outstanding
Basic	45,769	46,380	46,239	46,685
Diluted	47,916	48,453	48,291	48,697

Sales by Principal Product Line
(in thousands)	For the three months ended December 31,
	2003	2002	% Change
Aesthetics and General Surgery Products	$ 54,821	$ 44,105	24.3%
Surgical Urology Products	26,521	27,302	(2.9)%
Clinical & Consumer Healthcare Products	25,160	22,632	11.2%
Total Sales	$ 106,502	$ 94,039	13.3%

Sales by Principal Product Line
(in thousands)	For the nine months ended December 31,
	2003	2002	% Change
Aesthetics and General Surgery Products	$ 157,523	$ 140,533	12.1%
Surgical Urology Products	78,513	79,290	(1.0)%
Clinical & Consumer Healthcare Products	68,835	61,479	12.0%
Total Sales	$ 304,871	$ 281,302	8.4%

MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

ASSETS	December 31, 2003	March 31, 2003
Current assets:
Cash and marketable securities	$ 173,537	$ 106,024
Accounts receivable, net	80,620	79,784
Inventories	71,987	61,269
Deferred income taxes	16,253	15,253
Prepaid expenses and other	16,696	10,858
Total current assets	359,093	273,188

Property, plant and equipment, net	79,178	68,671

Intangibles, net of amortization	53,487	35,570
Goodwill, net of amortization	21,644	16,520
Long-term marketable securities	9,376	3,741
Other assets	538	398

Total assets	$ 523,316	$ 398,088

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 114,330	$ 105,192
Long-term deferred income taxes	2,201	2,216
Long-term liabilities	15,058	13,970
Convertible subordinated notes	150,000	-
Shareholders' equity	241,727	276,710
	$ 523,316	$ 398,088

Safe Harbor Statement of Mentor Corporation under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

Important factors that may cause such a difference for Mentor include, but are not limited to competitive pressures and other factors such as the introduction or regulatory approval of new products by our competitors and pricing of competing products and the resulting effects on sales and pricing of our products, disruptions or other problems with our sources of supply, significant product liability or other claims, difficulties with new product development and market acceptance, changes in the mix of our products sold, patent conflicts, product recalls, United States Food and Drug Administration (FDA) delay in or approval or rejection of new or existing products, changes in Medicare, Medicaid or third-party reimbursement policies, changes in government regulation, use of hazardous or environmentally sensitive materials, our inability to implement new information technology systems, our inability to integrate new acquisitions, and other events.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8‑K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.